Exhibit 99.1

PRESS RELEASE

CSG Systems International Announces

Trigger Event for Convertible Debt

As Stock Price Exceeds the 130% Conversion Price Threshold

ENGLEWOOD, Colo. (December 21, 2015) — CSG Systems International, Inc. (NASDAQ: CSGS), a global provider of interactive transaction-driven solutions and services, today announced that the conversion price threshold requirements on its 3.0% Senior Subordinated Convertible Notes issued in March 2010, due March 1, 2017 (the “2010 Convertible Notes”) (CUSIP Number 126349 AC3), have recently been met.  As a result, the 2010 Convertible Notes are convertible at the option of the holders beginning January 1, 2016 and through the fiscal quarter ending on March 31, 2016.

Pursuant to the terms of the Indenture, prior to September 1, 2016, holders of the 2010 Convertible Notes can convert their securities at any time in the fiscal quarter following the period in which the price of CSG’s common stock trades over 130% of the conversion price for at least 20 consecutive trading days in the last 30 trading days of a fiscal quarter.  As of December 16, 2015, the closing price of CSG’s common stock exceeded 130% of the conversion price for the required period, thus allowing for the 2010 Convertible Notes to be converted at the holder’s option during the quarter beginning January 1, 2016 and ending March 31, 2016. The conversion price was $22.94 at December 16, 2015, or 43.5933 shares per $1,000.

Upon any conversion of the 2010 Convertible Notes, CSG will settle its conversion obligation as follows:  (i) it is required to pay cash for 100% of the par value of the 2010 Convertible Notes that are converted; and (ii) to the extent the value of its conversion obligation exceeds the par value, it can satisfy the remaining conversion obligation in its common stock, cash, or any combination of its common stock and cash, at the discretion of CSG.

The total par value of the 2010 Convertible notes is $150 million, and after considering the remaining original issue discount of $9.5 million, had a carrying value on our September 30, 2015 balance sheet of $140.5 million.  Based on the December 18, 2015 closing stock price for CSG of $33.87, the bonds would have had a total settlement value of approximately $221 million.  Given that the current market value of the 2010 Convertible Notes exceeds the value holders would receive upon conversion if CSG’s common stock remains at the current levels, CSG believes that holders may not have a significant economic incentive to convert at this time. However, there can be no assurances as to the conversion decisions made by the holders during the conversion period.

CSG’s principal sources of liquidity include its cash and short-term investments ($199.8 million at September 30, 2015), cash generated from its operations, and its $200 million revolving credit facility, which as of December 21, 2015, had no borrowings outstanding and was fully available to CSG to be drawn upon.  Based on CSG’s current financial condition, management believes that liquidity from these sources will be sufficient to meet its anticipated capital resource requirements for at least the next 12 months.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, DISH, France Telecom, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com